FIDELITY ABERDEEN STREET TRUST
(the "Trust")

RECONVENED SPECIAL MEETING OF SHAREHOLDERS
APRIL 19, 2000

 Pursuant to notice duly given, a Special Meeting of Shareholders of

FIDELITY FREEDOM INCOME FUND(Registered trademark)
FIDELITY FREEDOM 2000 FUND(Registered trademark)
FIDELITY FREEDOM 2010 FUND(Registered trademark)
FIDELITY FREEDOM 2020 FUND(Registered trademark)
FIDELITY FREEDOM 2030 FUND(Registered trademark)
(the "Funds")

was held on April 19, 2000 at 10:00 a.m. at an office of the Trust, 10th Floor, 27 State Street, Boston, Massachusetts.

 Mr. Bob Dwight, Treasurer of the Fidelity funds, acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Ms. Debra Capua, Director of the Legal Product Group, acting as Secretary Pro Tempore, recorded the minutes. Mr. Gerald McDonough, an Independent Trustee of the Trust, and Mr. Eric Roiter, General Counsel of FMR, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

 Ms. Capua reported that this reconvened special meeting of the shareholders of the Funds was originally scheduled for March 15, 2000, however, as of that date, sufficient votes had not been received.
Therefore, in order to afford additional time to solicit further shareholder votes, the meeting of the Funds was adjourned.

 Mr. Dwight noted that the Trust has shareholder voting rights based on the number of shares owned. Accordingly, each shareholder is entitled to one vote for each share of the Fund held on the record date for the meeting.

 Ms. Capua reported that proxies representing 51.919% of the outstanding voting securities of the trust and at least 50.001% of each Fund had been received. Mr. Dwight announced that a quorum was present and called the meeting of the shareholders of the Trust to order.

 Mr. Dwight stated that the Secretary had presented him with the following documents relating to the meeting:

 Notice of Meeting dated January 18, 2000

 Proxy Statement dated January 18, 2000

 Form of Proxy

Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at this meeting

Substitute proxy form dated March 15, 2000

 Mr. Dwight indicated that a list of shareholders entitled to vote at this meeting would be made available for viewing upon request.

 Mr. Dwight recommended that the reading of the Notice of Meeting be waived. There was no objection to the recommendation.

 Mr. Dwight stated that the first item of business as stated in the Notice of Meeting and described in the Proxy Statement was to elect a Board of Trustees for the Trust.

 Ms. Capua reported that each of the twelve nominees listed in the Proxy Statement received the affirmative vote of at least 95.725% of the votes cast at the meeting. Whereupon, it was

VOTED: That the twelve nominees listed in the Proxy Statement January 18, 2000, be, and they hereby are, elected as Trustees of Fidelity Aberdeen Street Trust.

 Mr. Dwight stated that the second item of business as stated in the Notice of Meeting and described in the Proxy Statement was to ratify the selection of PricewaterhouseCoopers LLP ("PwC") as independent accountant of each Fund.

Ms. Capua reported that the proposal to ratify the selection of PwC as independent accountant of each Fund, as set forth in the Proxy Statement, received 12,431,379.235 affirmative votes of Fidelity Freedom Income Fund, or 93.724% of the votes cast at the meeting; received 29,048,026.702 affirmative votes of Fidelity Freedom 2000 Fund, or 94.261% of the votes cast at the meeting; received 57,234,760.309 affirmative votes of Fidelity Freedom 2010 Fund, or 94.524% of the votes cast at the meeting; received 47,449,184.687 affirmative votes of Fidelity Freedom 2020 Fund, or 92.716% of the votes cast at the meeting; and received 22,101,073.654 affirmative votes of Fidelity Freedom 2030 Fund, or 87.318% of the votes cast at the meeting. Whereupon, it was

VOTED: That the selection of PricewaterhouseCoopers LLP as independent accountant of each Fund, as set forth in the Proxy Statement dated January 18, 2000, be, and it hereby is, ratified and approved.

 Mr. Dwight stated that the third and final item of business as stated in the Notice of Meeting and described in the Proxy Statement was to authorize the Trustees to adopt an Amended and Restated Trust Instrument for the Trust and the Funds of the Trust, which would allow the Trustees more flexibility and broader authority to act, subject to applicable requirements of Federal and State laws and the Trustees' continuing fiduciary duty to act in the shareholders' interests and would also provide for voting rights based on a shareholder's total dollar investment (dollar-based voting) rather than on the number of shares owned.

 Ms. Capua reported that the proposal to authorize the Trustees to adopt an Amended and Restated Trust Instrument received 160,612,386.461 affirmative votes of Fidelity Aberdeen Street Trust, or 88.680% of the votes cast at the meeting; received 12,076,311.66 affirmative votes of Fidelity Freedom Income Fund, or 91.047% of the votes cast at the meeting; received 28,000,119.410 affirmative votes of Fidelity Freedom 2000 Fund, or 90.862% of the votes cast at the meeting; received 54,234,760.309 affirmative votes of Fidelity Freedom 2010 Fund, or 90.168% of the votes cast at the meeting; received 44,887,546.233 affirmative votes of Fidelity Freedom 2020 Fund, or 87.712% of the votes cast at the meeting; and received 21,054,047.395 affirmative votes of Fidelity Freedom 2030 Fund, or 83.181% of the votes cast at the meeting. Whereupon, it was

VOTED: That the Trustees, be, and they hereby are, authorized to adopt an Amended and Restated Trust Instrument for the Trust and the Funds of the Trust, as set forth in the Proxy Statement dated January 18, 2000.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST:

   Debra Capua
   Secretary Pro Tempore